Exhibit 99.1

WestRock Company Formed with Completion of Merger of MeadWestvaco and RockTenn

NORCROSS, Ga., – July 1, 2015 – WestRock Company (NYSE: WRK) today announced that it has begun operations following the completion of the combination of MeadWestvaco Corporation and Rock-Tenn Company.

WestRock is one of the world’s largest paper and packaging companies with $15 billion in annual revenue and 42,000 employees in 30 countries. The company aspires to be the premier partner and unrivaled provider of paper and packaging solutions in consumer and corrugated markets. It will support customers from approximately 275 operating and business locations around the world, including the most comprehensive substrate offering in the industry and a wide variety of packaging solutions for diverse end markets from food and beverage to personal care and healthcare.

“We are excited about the opportunity we have to win together with our customers, suppliers, shareholders, employees and our communities—all of whom stand to benefit  from our expertise in developing and delivering paper and packaging solutions around the world and our determination to exceed customer expectations” said Steve Voorhees, CEO, WestRock Company.

WestRock will report third quarter earnings after the market close on July 29, 2015.

About WestRock

WestRock Company (NYSE: WRK) aspires to be the premier partner and unrivaled provider of paper and packaging solutions in consumer and corrugated markets. WestRock’s 42,000 team members support customers around the world from approximately 275 operating and business locations spanning North America, South America, Europe and Asia. Learn more at westrock.com.

Investor Contacts:
John Stakel
Senior Vice President, Treasurer
678-291-7901
john.stakel@westrock.com

Jason Thompson
Director, Investor Relations
804-444-2556
jason.thompson@westrock.com

Media Contact:
Tucker McNeil
Director, Corporate Communications
804-444-6397
mediainquiries@westrock.com